Exhibit 10.1

932 Southwood Boulevard Incline Village, NV 89451 Phone: (775) 832-8500 Fax: (775) 832-8502

April 21, 2015

VIA HAND DELIVERY

David L. Montez
3885 Aspen Hollow
Reno, Nevada 89511

Re:    Employment Separation and Consultant Agreement

Dear Dave:

This letter, upon your signature, will constitute the Employment Separation and Consulting Agreement (“Agreement”) between you and PDL BioPharma, Inc. or any of its affiliates (“PDL” or the “Company”) and co-employer TriNet HR Corporation (with the Company, collectively referred to as “Releasees”) and the terms of your separation from employment with the Company.

1.    Employment Resignation Date. You agree that you will resign from employment with the Company effective May 15, 2015. Your last day of work as an employee will be May 15, 2015 (the “Resignation Date”). From and after that date, you will no longer represent to anyone that you are still an employee of the Company and you will not say or do anything purporting to bind the Releasees or any of them.

2.    Effective Date and Rescission. You have up to 21 days after you receive this Agreement to review it and acknowledge that you received a copy of this Agreement on April 21, 2015. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me so that I receive it within this seven-day revocation period. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date”. Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3.    Salary and Benefits Paid. You acknowledge that you will be paid your earned salary, accrued vacation pay, and all other amounts PDL owes you through the Resignation Date. You will receive by separate cover information regarding your rights to health insurance continuation under the terms of COBRA and your retirement benefits. To the extent that you have such rights, nothing in this Agreement will impair those rights. You acknowledge that the only payments and benefits that you are entitled to receive from the Releasees in the future are those specified in this Agreement.

4.    Return of Property. You will immediately return to the Company any building key(s), security pass, or other access or identification cards (including business cards) and any Company property that is currently in your possession, including any documents, computer equipment and any information you have about the Company’s practices, procedures, trade secrets, customer lists, or product marketing. By no later than May 15, 2015, you will also clear all expense accounts.
5.    Representation regarding Property. You represent that as of May 15, 2015, you will have returned to the Company all property that belongs to the Company, including (without limitation) the Company-issued laptop or tablet, copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

6.    Consulting.

a.    Starting the Effective Date for a period of six months (the “Consulting Period”) you agree to provide consulting services with respect to accounting and other matters you performed during your employment with the Company (the “Services”). You agree to use your best efforts in the performance of the Services and agree to cooperate with the Company’s personnel, not to interfere with the conduct of the Company’s business and to observe all rules, regulations and security requirements of the Company.

b.     In consideration for your performance of the Services and your acceptance of all the terms of this Agreement, the Company shall pay you six payments of $42,848.00 (forty two thousand eight hundred forty eight dollars) on a monthly basis, with the first payment being made on the one month anniversary of the Effective Date and the last payment being made on the six month anniversary of the Effective Date. All payments will be less applicable withholding taxes and any other deductions you have authorized.

c.    In performing the Services, the amount of time devoted by you on any given day and the location in which you perform the Services will be entirely within your control.

d.    In your role as a consultant, you shall not be authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. You shall not use the Company’s trade names, trademarks, service names or servicemarks without the prior approval of the Company. You are not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company's related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company's related or affiliated entities with respect to any matter, except as expressly authorized in this Agreement or in another writing signed by an authorized representative of the Company.

e.    It is the express intention of the parties to this Agreement that during the Consulting Period you shall be an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever. In your role as a consultant, you shall not be entitled to any benefits that the Company may make available to employees from time to time during the Consulting Period. You shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes and for maintaining adequate workers’ compensation insurance coverage. You shall be responsible for providing all the tools and equipment necessary to complete the Services.

7.    Severance Payment. In consideration of your acceptance of all the terms of this Agreement, but without otherwise admitting your entitlement to such payments, the Company will pay you as follows:

a.$111,009.80 (one hundred eleven thousand nine dollars and eighty cents), plus 2772 shares of the Company’s restricted stock, plus up to 12 months of COBRA coverage from your resignation date, assuming you timely elect COBRA benefits; provided that such COBRA coverage shall terminate upon entry by you into a new healthcare plan at any time before the end of the 12 month period; and you hereby agree to inform me in writing within ten days of the date you become eligible to participate in such a plan. The Company’s payment to you under this sub-paragraph is contingent upon your irrevocable agreement that these payments are in lieu of and will forever extinguish your right to claim that the Releasees have an obligation to make any further payment to you or owes you anything other than as set forth in this Agreement.

b.Customary payroll deductions shall be made from payments described in 7.a. Payment shall be paid within 10 business days of the "Effective Date" of this Agreement as defined in paragraph 2 above.

c.The Company shall be entitled to recover all or a portion of the amounts provided in subsection 7.a. if the Company in good faith determines that you (i) intentionally or knowingly, through fraud or intentional misconduct, misstated financial information determined necessary for the proper functioning of the Company, (ii) are aware of any significant misstated financial information or other significant inaccuracy with respect to the Company’s financial information, whether used internally or disclosed to the public, and have failed to attempt to remedy such misstatement and report same to the current management of the Company, whether or not such misstatement or inaccuracy requires restatement of the Company’s public disclosures, or (iii) have violated any of the terms of this Agreement, including any of sections 10, 12 or 13 hereof. In the event that the Company, in its discretion, demands repayment of such amounts under this subsection, you will be obligated to repay such amount in cash within ten (10) days of the Company’s written demand. The Company’s rights under this subsection are not in lieu of and are not a waiver or release regarding any further or separate legal action for damages or other legal remedies based on fraud, intentional misconduct or gross negligence committed by you during your employment at the Company.

8.    Release. In consideration for the payments and benefits described in Sections 6 and 7 above, you on your own behalf and on behalf of your heirs, executors, administrators and assigns hereby fully and forever waive, release, discharge and promise never to assert any claims or causes of action, whether or not now known, against the Releasees or each of its predecessors, successors or past or present subsidiaries, affiliates, branches, representative offices or parents (collectively, including the Releasees, the “entities”) and the entities’ stockholders, directors, officers, employees, consultants, attorneys, agents, assigns, and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Releasees or the resignation of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, interference with a leave of absence, personal injury, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability, or any other basis under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family Medical Leave Act, or any other federal, state, municipal or local law or regulation relating to employment or employment discrimination, including but not limited to Nev. Rev. Stat. §§613.300, 613.310, 613.320, 613.330, 613.333, 613.335 and 613.345 (prohibiting discrimination based on various protected factors), and including any claims you may have related to your Severance Agreement dated July 24, 2013 or your offer of employment letter dated July 3, 2013 or any other agreement which you have signed in relation to your employment at the Company. You understand that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967. You understand that rights or claims under this law that may arise after the date this Agreement is executed are not waived. You further understand and agree that this waiver includes all claims, known and unknown, suspected and unsuspected, statutory and non-statutory, to the greatest extent permitted by applicable law. You understand that nothing in this Agreement seek to waive claims that cannot be waived under applicable law.

9.    Promise not to make Claims. You also waive and release and promise never to assert any such claims, even if you do not believe that you have such claims. You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims you have or may have against the Releasees and the entities, their officers, directors, employees, agents, and representatives, whether known or unknown, suspected or unsuspected.

10.    Proprietary Information; No Solicitation. You acknowledge that, because of your position with the Company, you have specific knowledge of many types of information which is proprietary to the Company, including, but not limited to, its current and planned technology; its current and planned corporate strategies; strategic customers and business partners; and the identity, skills, compensation and interest of its employees. You further agree to the following:

a.     You will not, directly or indirectly, solicit, recruit, or induce to leave the employ of the Company any employee, agent, independent contractor or consultant of the Company;

b.     You will not, unless required or otherwise permitted by law, disclose to others any proprietary information of the Company including, but not limited to, the Company’s current and planned technology; current and planned corporate strategies; strategic customers and business partners; and the identity, skills, compensation and interest of its employees. You agree to keep and treat all such proprietary information as confidential; and

c.    You acknowledge and agree (i) that any violation of this Section 10 would cause immediate and irreparable damage to PDL, and (ii) that determining the amount of damage caused to PDL by any such violation would be extremely difficult or impossible. You therefore agree that PDL’s remedies at law are inadequate, and you consent to the issuance of injunctive relief, including but not limited to, a temporary restraining order, a preliminary injunction, and a permanent injunction, by a court of appropriate jurisdiction in order to restrain any actual or threatened violation of this Section without limiting any remedy PDL may have at law or equity.

11.    Disputes. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Releasees agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment, or the resignation of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Carson City, Nevada conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. You acknowledge that by agreeing to this arbitration procedure, both you and the Releasees waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’ arbitration fees in excess of those administrative fees you would be required to pay if the dispute were decided in a court of law. Nothing in this Letter is intended to prevent either you or the Releasees from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Notwithstanding the provisions of this paragraph, any claims by either party arising under the Employee Proprietary Information and Invention Assignment Agreement or involving trade secrets shall be resolved through the courts and not through the arbitration procedure described above. This provision shall supersede all prior agreements between the parties relating to dispute resolution, including mediation or arbitration.

12.    Confidentiality of Agreement. In consideration of this Agreement, you also agree to keep confidential and not disclose the terms of this Agreement, the benefit being paid under it or the fact of its payment, except that you may disclose this information to your spouse, domestic partner, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. In addition, you are entitled to disclose the terms of this Agreement to federal and state unemployment officials, but only to the extent that such disclosure is necessary for you to receive unemployment benefits. You will instruct them, however, to maintain the confidentiality of this information just as you must.

13.    No Disparagement. You agree that you shall not make any negative or disparaging remarks about the Company, its officers, employees, directors, products, services or business practices.

14.    Breach. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, the Releasees will be entitled to recover the benefit paid under the Agreement and to obtain all other relief provided by law or equity and to recover reasonable attorney’s fees and costs incurred in any litigation, arbitration or other proceeding brought to enforce the terms of this Agreement.

15.    References. If contacted by a prospective employer for reference information, the Releasees will confirm only your dates of employment and position held.

16.    Entire Agreement; Governing Law. You agree that no promise, inducement or other agreement not expressly contained in this Agreement or referred to in this Agreement, has been made conferring any benefit upon you, and that this Agreement contains the entire agreement between you and the Releasees with respect to its subject matter, including but not limited to the resignation of your employment. All prior agreements, understandings, representations, oral agreements and writings are expressly superseded hereby and are of no further force and effect, and you expressly agree that you are not relying on any representations that are not contained in this Agreement. This Agreement is entered into and governed by the laws of the State of Nevada.

17.    No Admission of Wrongdoing. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Releasees or the entities of liability, any wrongdoing or any violation of law.

18.    Contractual Relationship. You acknowledge that any employment relationship between PDL and you will end on May 15, 2015, and that you have no further employment or contractual relationship except as may arise out of this Agreement and that you waive any right or claim to reinstatement as an employee of PDL or to seek employment in the future with PDL or any Releasee(s).

19.    Tax Liability. You agree that you shall be exclusively liable for the payment of all federal and state taxes which may be due as a result of the consideration received from this severance package, and you hereby represent that you shall make payments on such taxes at the time and in the amount required of you. In addition, you agree to defend, indemnify and hold harmless Releasees and each of them from payment of taxes, interest and/or penalties that are required of them by any government agency at any time as the result of payment of the consideration set forth herein.

20.    Counterparts; Paragraph Headings; Facsimilies; Modifications. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Paragraph headings are for reference only, and are not to be deemed or construed as limiting or expanding the content of any particular paragraph or provision. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature. This Agreement may be modified only in a written document signed by you and an officer of the Company.

Very truly yours,

/s/ JOHN MCLAUGHLIN

John McLaughlin
Chief Executive Officer

By my signature below, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice; that I understand the terms of the Agreement; and that I voluntarily agree to them.

/s/ DAVID L. MONTEZ
____________________________________
David L. Montez

Date: April 22, 2015